                                                               Exhibit 3.(a)(ii)

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

                      ARTICLES OF AMENDMENT AND RESTATEMENT


         FIRST: People's Preferred Capital Corporation, a Maryland corporation (the "Corporation"), desires to amend and restate its Articles of Incorporation (the "Articles of Incorporation") as currently in effect and as hereinafter amended.

         SECOND: The following provisions are all the provisions of the Articles of Incorporation currently in effect and as hereinafter amended:


                                    ARTICLE I
                                  INCORPORATOR

         The undersigned, Billie Swaboda, whose address is 32 South Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.


                                   ARTICLE II
                                      NAME

         The name of the corporation is: People's Preferred Capital Corporation.


                                   ARTICLE III
                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of Maryland is 32 South Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 32 South Street, Baltimore, Maryland 21202. The resident agent is a corporation in the State of Maryland.


                                    ARTICLE V
                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

         SECTION 5.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be seven, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). At all times that any shares of Series A Preferred Stock (as herein defined) are outstanding, at least two of the directors shall be Independent Directors (as defined herein). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                  Henry Peters

                                Rudolf P. Guenzel

                                J. Michael Holmes

                                  Gerald Jervis

                               Robert W. MacDonald

                                   David Honda

                                  John F. Davis

         These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

         SECTION 5.2 EXTRAORDINARY ACTIONS. Except as specifically provided in
Section 6.6, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         SECTION 5.3 AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Articles of Incorporation or the Bylaws.

         SECTION 5.4 PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation, any security convertible into an additional issue of stock of the Corporation, or any other security of the Corporation which it may issue or sell.

         SECTION 5.5   INDEMNIFICATION.

                  SECTION 5.5.1 GENERAL. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or who, while acting as such, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise or employee benefit plan, against expenses (including attorney's fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by the MGCL in effect from time to time, provided that the Corporation shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder (other than to enforce the requirements of this Section 5.5.1) without its prior written consent.

                  SECTION 5.5.2 ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil, administrative, investigative or criminal action, suit or proceeding described in Section 5.5.1 of this Section 5.5 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt by the Corporation of (i) a written affirmation by the person of such person's good faith belief that the standard of conduct necessary for indemnification by the Corporation under Section 5.5.1 of this Section 5.5 has been met and (ii) a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the applicable standard of conduct has not been met or the person is not otherwise entitled to be indemnified by the Corporation.

                  SECTION 5.5.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by this Section 5.5 shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the MGCL in effect from time to time, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person, provided that no indemnification shall be made to or on behalf of an individual if a judgment or other final adjudication establishes that his acts or omissions relate to matters for which the liability of directors and officers cannot be restricted or limited under the MGCL in effect from time to time.

                  SECTION 5.5.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who, while acting as such, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise or employee benefit plan, against any liability asserted against and incurred by him in any such capacity or arising out of his position, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 5.5 or the Bylaws of the Corporation.

                  SECTION 5.5.5 SECURITY FUND; INDEMNITY AGREEMENTS. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Section 5.5.

                  SECTION 5.5.6 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to any persons as provided in this Section 5.5 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Section 5.5 shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

         SECTION 5.6 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Articles of Incorporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created, shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

         SECTION 5.7 REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a REIT. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code; provided, however, that as long as any shares of Series A Preferred Stock (as defined in Section 6.1) remain outstanding, any such determination may not be made without the approval of a majority of the Independent Directors.

         SECTION 5.8 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the votes entitled to be cast in the election of directors.

         SECTION 5.9 ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

                                   ARTICLE VI
                                      STOCK

         SECTION 6.1 AUTHORIZED SHARES. The Corporation has authority to issue 4,000,000 shares of Common Stock, $.01 par value per share ("Common Stock") and 4,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), of which 2,000,000 shares are classified as 9.75% Non-Cumulative Exchangeable Preferred Stock, Series A, $.01 par value per share ("Series A Preferred Stock") with the preferences, conversion, exchange or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in Section
6.6. The aggregate par value of all authorized shares of stock having par value is $80,000.

         SECTION 6.2 COMMON STOCK. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

         SECTION 6.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

         SECTION 6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Articles of Incorporation (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         SECTION 6.5 ARTICLES OF INCORPORATION AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Articles of Incorporation and the Bylaws.

         SECTION 6.6   SERIES A PREFERRED STOCK.

                  SECTION 6.6.1 LIQUIDATION VALUE AND RANK. Each Series A Preferred Share shall have a stated liquidation value of $25.00 per share, plus an amount per share equal to any dividends authorized and declared but unpaid, without interest. The Series A Preferred Shares shall rank prior to all classes or series of Common Stock of the Corporation and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Corporation are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation. The Series A Preferred Shares shall be junior to the creditors of the Corporation. The Series A Preferred Shares shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Articles of Incorporation.

                  SECTION 6.6.2  DIVIDENDS.

                  (a) PAYMENT OF DIVIDENDS. Holders of Series A Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative cash dividends at an annual rate of 9.75% of the $25.00 stated liquidation value per share ($2.4375 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if such day is not a Business Day (as defined herein), on the next Business Day (each such date, a "Dividend Payment Date"). Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record dates, not more than forty-five
         (45) calendar days nor less than ten (10) calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a "Record Date"); provided, however, that if a redemption date for the Series A Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a "Dividend Period") shall commence on and include the first day, and shall end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include the first day upon which a share of Series A Preferred Shares shall be issued and shall end on and include December 31, 1997.

                  The amount of dividends payable on each share outstanding on a Record Date of the Series A Preferred Shares for each full Dividend Period shall be $0.609375. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Series A Preferred Shares (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve (12) thirty (30) day months, provided, however, that in the event of the Automatic Exchange (as defined herein), any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange (as defined herein) shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares (as defined herein).

                  Holders of the Series A Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Shares authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Shares.

                  (b) DIVIDENDS NONCUMULATIVE. The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

                  (c) PRIORITY AS TO DIVIDENDS. No full dividends or other distributions shall be authorized, declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for (i) the immediately preceding Dividend Period, in the case of Parity Stock, and (ii) such then-current Dividend Period, in the case of Junior Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Shares and any Parity Stock, dividends authorized and declared on the Series A Preferred Shares and Parity Stock shall only be authorized and declared PRO RATA based upon the respective amounts that would have been paid on the Series A Preferred Shares and such Parity Stock had dividends been authorized and declared in full.

                  In addition to the foregoing restriction, the Corporation shall not authorize, declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the Corporation or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Corporation shall have authorized, declared and paid full dividends on the Series A Preferred Shares for the four (4) most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Series A Preferred Shares have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Corporation for payment of such dividends and (ii) the Corporation has authorized and declared a cash dividend on the Series A Preferred Shares at the annual dividend rate for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Corporation for the payment of such cash dividend for such then-current Dividend Period.

                  No dividend shall be paid or set aside for holders of Series A Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock as to dividends for such Dividend Period.

                  (d) Any reference to "dividends" or "distributions" in this
         Section 6.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

                  SECTION 6.6.3  OPTIONAL REDEMPTION.

                  (a) GENERAL. The Series A Preferred Shares are not subject to mandatory redemption, and, except as hereinafter provided in Section 6.6.3(b) below, are not subject to optional redemption by the Corporation prior to October 15, 2002. On or after October 15, 2002, subject to receipt of any required regulatory approvals, the Series A Preferred Shares may be redeemed in cash by the Corporation or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in subsection (d) of this Section 6.6.3, at the redemption price of $25.00 per share, plus authorized, declared and unpaid dividends to the date fixed for redemption, without interest.

                  The aggregate redemption price payable to each holder of record of Series A Preferred Shares to be redeemed shall be rounded to the nearest cent ($0.01).

                  If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Corporation will select those shares to be redeemed PRO RATA, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Series A Preferred Shares are then listed or quoted. If redemption is being effected by the Corporation, on and after the date fixed for redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the date fixed for redemption, such entity shall be deemed to own the Series A Preferred Shares being redeemed for all purposes of these Articles of Incorporation, provided that the redemption price (including the amount of any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

                  (b) TAX EVENT. The Corporation will have the right, at any time upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole, but not in part, upon notice as provided in subsection (d) of this Section 6.6.3, at a redemption price of $25.00 per share, plus all authorized, declared and unpaid dividends for the then-current Dividend Period to the date fixed for redemption, without interest. As used herein, "Tax Event" means the receipt by the Corporation of an opinion of a law firm, experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treatises or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement or intent to adopt such procedures or regulations) (each, an "Administrative Action") or (iii) any amendment to, clarification of, or change in the official positions or the interpretation of any such Administrative Action or any interpretation or pronouncement that provides for a position with respect to any such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement of decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (A) dividends paid or to be paid by the Corporation with respect to the stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (B) the Corporation is, or will be, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges as a result of dividends paid or to be paid by the Corporation.

                  (c) CHANGE OF CONTROL. In addition to the redemption provisions of subsections (a) and (b) above and not in lieu of or in substitution therefor, in the event of a Change of Control, subject to receipt of any required regulatory approvals, the Series A Preferred Shares shall be redeemable at the option of the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, on or prior to October 15, 2002, in whole but not in part. Redemption of the Series A Preferred Shares pursuant to this subsection
         (c) shall be effected by notice as provided in subsection (d) of this
         Section 6.6.3, given by the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at a redemption price per share equal to (i) $25.00, plus (ii) an amount equal to any authorized, declared and unpaid dividends to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Series A Preferred Shares in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be authorized and declared), plus (iii) the Applicable Premium, payable in cash.

                  The aggregate redemption price payable to each holder of record of Series A Preferred Shares to be redeemed shall be rounded to the nearest cent ($0.01).

                  Subject to subsection (d) of this Section 6.6.3, the Corporation or any such successor or acquiring or resulting entity shall be entitled to issue a notice of redemption under this subsection
         (c) after the Corporation or a parent company shall have entered into a definitive binding agreement with a third party that will result in a Change of Control, provided that (i) the date fixed for redemption shall not be earlier than the date on which the related Change of Control shall occur and (ii) the right and obligation to effect such redemption shall be contingent upon the occurrence of such Change of Control.

                  If redemption is being effected by the Corporation, on and as of the date fixed for redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the redemption date such entity shall be deemed to own the Series A Preferred Shares being redeemed for all purposes of these Articles of Incorporation, provided that the redemption price (including the amount of any authorized and declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

                  "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled' have meanings correlative to the foregoing.

                  "Applicable Premium" means an amount equal to (A) the present value of (1) the dividends that would be payable on the Series A Preferred Shares in respect of the period from the date fixed for redemption through October 15, 2002 (assuming all such dividends were to be authorized and declared) plus (2) $25.00 (assuming such $25.00 is paid on October 15, 2002), computed using a discount rate equal to the Treasury Rate plus 75 basis points, divided by (B) $25.00.

                  "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are not required to be open in the State of California.

                  "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                  "Change of Control" means the occurrence of any of the following events:

                           (i) any Person other than a Permitted Holder shall be
                  the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of People's Bank of California (the "Bank") or SoCal Holdings,

                  Inc. (the "Holding Company"), whether as a result of issuance of securities of the Bank or the Holding Company, any merger, consolidation, liquidation or dissolution of the Bank or the Holding Company, any direct or indirect transfer of securities by a Permitted Holder or otherwise; or

                           (ii) a sale, transfer, conveyance or other
                  disposition, in a single transaction or in a series of related transactions (other than to an Affiliate of the Bank or one or more of its subsidiaries), in either case occurring outside the ordinary course of business, of more than 75% of the assets and 75% of the deposit liabilities of the Bank shown on the consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first in such related series of transactions).

                           "Permitted Holder" means the Trustees of the Estate
                  of Bernice Pauahi Bishop (the "Bishop Estate"), BIL Securities (Offshore) Limited ("BIL Securities") or Arbur, Inc. ("Arbur") or any Person controlled, directly or indirectly, by the Bishop Estate, BIL Securities or Arbur.

                           "Person" shall mean an individual, corporation,
                  partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

                           "Subsidiary" means any corporation, association,
                  partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) a Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

                           "Treasury Rate" means the yield to maturity at the
                  time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining period of time to October 15, 2002; PROVIDED, HOWEVER, that, if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                           "Voting Stock" of a corporation means all classes of
                  Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                           "Wholly owned Subsidiary" means a Subsidiary of a
                  Person all the Capital Stock of which (other than directors' qualifying shares) is owned by such Person or another Wholly owned Subsidiary.

                  (d) NOTICE OF OPTIONAL REDEMPTION. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the Series A Preferred Shares (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed at least thirty
         (30) days, but not more than sixty (60) days, prior to said date fixed for redemption to each holder of record of Series A Preferred Shares to be redeemed at his or her address as the same shall appear on the stock ledger of the Corporation. If less than all of the Series A Preferred Shares owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                  If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) or (c) of this Section 6.6.3) separate and apart from its other funds in trust for the account of the holders of Series A Preferred Shares to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Series A Preferred Shares so called for redemption shall not have been surrendered for cancellation or transfer, the Series A Preferred Shares
         (i) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Series A Preferred Shares so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes of these Articles of Incorporation by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates.

                  In the event that holders of Series A Preferred Shares that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

                  (d) STATUS OF SHARES REDEEMED. Series A Preferred Shares redeemed pursuant to this Section 6.6.3, or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series A Preferred Shares.

                  SECTION 6.6.4  AUTOMATIC EXCHANGE.

                  (a) GENERAL. Subject to the terms and conditions of this
         Section 6.6.4, each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued share of 9.75% Noncumulative Preferred Stock, par value $.01 per share (a "Bank Preferred Share"), of the Bank. The issuance of the Bank Preferred Shares has been duly authorized by the Board of Directors of the Bank. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Preferred Shares shall be as set forth in the First Supplementary Section to Section 5 of the Bank's Charter which has been filed with the Office of Thrift Supervision (the "OTS"). All corporate action necessary for the Bank to issue the Bank Preferred Shares as of the Time of Exchange was completed prior to or concurrently with completion of the offering of the Series A Preferred Shares.

                  (b) CONDITIONS OF EXCHANGE. The Automatic Exchange will occur only if the appropriate federal regulatory agency directs in writing (a "Directive") an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term (the "Exchange Event").

                  (c) SURRENDER OF CERTIFICATES. Upon the Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share held by such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share.

                  (d) EFFECTIVENESS OF AND PROCEDURE FOR EXCHANGE. The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the effective date of such exchange as set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. Eastern Time on the first Business Day immediately following the date of the issuance of the Directive (the "Time of Exchange"). As of the Time of Exchange, all of the Series A Preferred Shares will be deemed canceled without any further action on the part of the Corporation or any other Person, all rights of the holders of the Series A Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Series A Preferred Shares, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Series A Preferred Shares are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for the Series A Preferred Shares. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares.

                  (e) STATUS OF SHARES REDEEMED; TREATMENT OF DIVIDENDS. Any Series A Preferred Shares purchased or redeemed by the Corporation in accordance with Section 6.6.3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.

                  SECTION 6.6.5  LIQUIDATION VALUE.

                  (a) LIQUIDATING DISTRIBUTIONS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive for each share thereof, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, before any payment or distribution of the assets shall be made to holders of shares of Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Corporation's general creditors), liquidating distributions in the amount of $25.00 per share, plus an amount per share equal to any dividends authorized and declared but unpaid, without interest.

                  If the amounts available for distribution in respect of Series A Preferred Shares and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Series A Preferred Shares and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will not be entitled to any further participation in any liquidating distribution of any remaining assets by the Corporation. All distributions made in respect of Series A Preferred Shares in connection with such a liquidation, dissolution or winding up of the Corporation shall be made PRO RATA to the holders entitled thereto.

                  (b) CONSOLIDATION, MERGER OR CERTAIN OTHER ACTIONS. Neither the consolidation, merger or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.6.5.

                  SECTION 6.6.6  VOTING RIGHTS.

                  (a) GENERAL. Except as expressly provided in this Section 6.6.6, holders of Series A Preferred Shares shall have no voting rights. When the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.

                  (b) RIGHT TO ELECT DIRECTORS. If full dividends on the Series A Preferred Shares shall not have been paid for six (6) Dividend Periods, the maximum authorized number of directors of the Corporation shall thereupon be increased by two (2). Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series A Preferred Shares, voting together as a class with the holders of any Parity Stock upon which the same voting rights as those of the Series A Preferred Shares have been conferred and are irrevocable, shall have the exclusive right to elect the two additional directors at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting until full dividends have been authorized, declared and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment for four
         (4) consecutive Dividend Periods. The term of such directors (each a "Preferred Director") elected thereby shall terminate, and the total number of directors shall be decreased by two (2), upon the first annual meeting of stockholders after the payment or the authorization, declaration and setting aside for payment of full dividends on the Series A Preferred Shares for four (4) consecutive Dividend Periods. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Shares and Parity Stock entitled to vote, voting together as a single class without regard to series, at a meeting of the Corporation's stockholders. As long as dividends on the Series A Preferred Shares shall not have been paid for six (6) Dividend Periods,
         (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Shares and Parity Stock entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director.

                  (c) CERTAIN VOTING RIGHTS. So long as any Series A Preferred Shares are outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares voting separately as a class, (i) amend, alter or repeal or otherwise change any provision of these Articles of Incorporation if such amendment, alteration, repeal or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares, or (ii) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of the Corporation, or any warrants, options or other rights exercisable or convertible or exchangeable into any class or series of any equity securities of the Corporation, ranking prior to the Series A Preferred Shares, either as to dividend rights or rights on liquidation, dissolution or winding up of the Corporation or (iii) merge, consolidate, reorganize or effect any other business combination involving the Corporation, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the Series A Preferred Shares as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as the shares of equity securities of the Corporation that are authorized and outstanding immediately prior to such transaction, and each holder of Series A Preferred Shares immediately prior to such transaction shall receive shares with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the resulting corporation as the Series A Preferred Shares held by such holder immediately prior thereto.

                  The creation or issuance of Parity Stock or Junior Stock in respect of the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or an amendment that increases the number of authorized shares of preferred stock of the Series A Preferred Shares or any Junior Stock or Parity Stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of Series A Preferred Shares pursuant to this Section 6.6.6(c).

                  6.6.7  INDEPENDENT DIRECTORS.

                  (a) NUMBER; DEFINITION. As long as any Series A Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, "Independent Director" means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or (ii) not a current director, officer or employee of the Bank or any affiliate of the Bank.

                  (b) APPROVAL OF INDEPENDENT DIRECTORS. As long as any Series A Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors: (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the Corporation's total stockholders' equity, (iii) the acquisition of assets other than Mortgage Loans, Mortgage-Backed Securities or Other Authorized Investments, (iv) the termination or modification of, or the election not to renew, the Advisory Agreement dated October 3, 1997, by and between the Corporation and the Bank, the Commercial Mortgage Servicing Agreement between the Corporation and the Bank, dated October 3, 1997, the Assignment, Assumption and Recognition Agreement between Temple Inland Mortgage Corporation, the Bank and the Corporation, dated October 3, 1997 or the subcontracting of any duties under the Advisory Agreement or the Commercial Mortgage Servicing Agreement to third parties unaffiliated with the Bank, (v) any material amendment to or modification of either the Residential Mortgage Purchase and Warranties Agreement or the Commercial Mortgage Purchase and Warranties Agreement, each dated October 3, 1997 between the Corporation and the Bank, (vi) the determination to revoke the Corporation's status as a real estate investment trust under Sections 856 through 860 of the Code, and (vii) any dissolution, liquidation or termination of the Company prior to October 15, 2002. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors. For purposes of this Section 6.6.7, (i) "Mortgage Loans" means whole loans secured by single-family (one- to four-unit) residential, multi-family or commercial real estate properties, (ii) "Mortgage-Backed Securities" means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of Mortgage Loans, and (iii) "Other Authorized Investments" means non-mortgage-related securities authorized by Section 856(c)(5)(B) of the Code, in an amount which shall not exceed 20% of the value of the Company's total assets.

                  (c) DETERMINATION BY INDEPENDENT DIRECTORS. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

                  SECTION 6.6.8 NO CONVERSION RIGHTS. The holders of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

                  SECTION 6.6.9 NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series A Preferred Shares.

                  SECTION 6.6.10 PREEMPTIVE OR SUBSCRIPTION RIGHTS. No holder of Series A Preferred Shares shall have any preemptive or subscription rights in respect of any shares of the Corporation that may be issued.

                  SECTION 6.6.11 NO OTHER RIGHTS. The Series A Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Articles of Incorporation or as otherwise required by law.

                  SECTION 6.6.12 COMPLIANCE WITH APPLICABLE LAW. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Shares and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section
6.6.3 hereof) of Series A Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

                  SECTION 6.6.13 MAINTENANCE OF STATUS AS REPORTING COMPANY. As long as any Series A Preferred Shares are outstanding, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE VII
                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

         SECTION 7.1 DEFINITIONS. For the purpose of this Article VII, the following terms not otherwise defined in these Articles of Incorporation shall have the following meanings:

         OWNERSHIP LIMIT. The term "Ownership Limit" shall mean no more than 7.5% of the aggregate initial liquidation preference of the issued and outstanding shares of Preferred Stock of the Corporation, including the Series A Preferred Shares. The number and value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article VII is no longer required for REIT qualification or that, based upon then current law, such restriction or limitation may be modified.

         CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         CAPITAL STOCK. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

         CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         EXCEPTED HOLDER. The term "Excepted Holder" shall mean the Bishop Estate, BIL Securities and Arbur and any entity controlled directly or indirectly by the Bishop Estate, BIL Securities and Arbur, and their successors, for each of which no Ownership Limit shall apply, and any stockholder of the Corporation who is exempted from application of the Ownership Limit or for whom the Ownership Limit is modified by these Articles of Incorporation or by the Board of Directors pursuant to Section 7.2.7. Furthermore, any Person which owns or is deemed to own shares of the Corporation by reason of the attribution of shares of the Corporation (under certain attribution provisions of the Code) to an Excepted Shareholder shall be treated as an Excepted Shareholder.

         INITIAL DATE. The term "Initial Date" shall mean the date upon which the Articles of Incorporation containing this Article VII are filed with the SDAT.

         MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

         PROHIBITED OWNER. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would own or Constructively Own shares of Preferred Stock in violation of this Article VII, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

         RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

         TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership of Preferred Stock or the right to vote or receive dividends on Preferred Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right, (c) transfers of interests in other entities that result in changes in Constructive Ownership of Preferred Stock and (d) the transfer of any shares of Preferred Stock pursuant to a waiver of the Ownership Limit under
Section 7.2.7.; in each case, whether voluntary or involuntary, whether Constructively Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

         TRUST. The term "Trust" shall mean any trust provided for in Section 7.3.1.

         TRUSTEE. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

         SECTION 7.2   CAPITAL STOCK.

                  SECTION 7.2.1 OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination
Date:

                           (a) BASIC RESTRICTIONS.

                                    (i) No Person, other than an Excepted
                  Holder, shall Constructively Own shares of Preferred Stock in excess of the Ownership Limit.

                                    (ii) Notwithstanding any other provisions
                  contained herein, any Transfer of shares of Preferred Stock that, if effective, would result in the Preferred Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be VOID AB INITIO, and the intended transferee shall acquire no rights in such shares of Preferred Stock.

                           (b) TRANSFER IN TRUST. If any Transfer of shares of Preferred Stock occurs which, if effective, would result in any Person Constructively Owning shares of Preferred Stock in violation of Section 7.2.1(a)(i),

                                    (i) then that number of shares of the
                  Preferred Stock the Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                                    (ii) if the transfer to the Trust described
                  in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), then the Transfer of that number of shares of Preferred Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) shall be VOID AB INITIO, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                  SECTION 7.2.2 REMEDIES FOR BREACH. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Constructive Ownership of any shares of Preferred Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be VOID AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

                  SECTION 7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Ownership or Constructive Ownership of shares of Preferred Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

                  SECTION 7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:

                           (a) every owner of more than one percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days of June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Constructively Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                           (b) each Person who is a Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                  SECTION 7.2.5 REMEDIES NOT LIMITED. Subject to Section 5.7 of the Articles of Incorporation, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

                  SECTION 7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this
Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

                  SECTION 7.2.7  EXCEPTIONS.

                           (a) Subject to Section 7.2.7(b), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and may establish or increase an Ownership Limit for such Person if it receives a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                           (b) An underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Capital Stock) may own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                  SECTION 7.2.8 LEGEND. Each certificate for shares of Preferred Stock shall bear substantially the following legend:

                  The shares represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Articles of Incorporation, (i) no Person may Constructively Own in excess of 7.5% of the aggregate initial liquidation preference of the issued and outstanding shares of Preferred Stock of the Corporation, including the Series A Preferred Shares; and (ii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned (directly or beneficially) by fewer than 100 Persons. Any Person who attempts to Constructively Own shares of Capital Stock which causes or will cause a Person to Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be VOID AB INITIO. All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

         Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         SECTION 7.3   TRANSFER OF PREFERRED STOCK IN TRUST.

                  SECTION 7.3.1 OWNERSHIP IN TRUST. Upon any purported Transfer or other event that would result in a transfer of shares of Preferred Stock to a Trust, such shares of Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

                  SECTION 7.3.2 STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Preferred Stock held by the Trustee shall be issued and outstanding shares of Preferred Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  SECTION 7.3.3 DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Preferred Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                  SECTION 7.3.4 SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Corporation that shares of Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

                  SECTION 7.3.5 PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                  SECTION 7.3.6 DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in this Article VII in the hands of such Charitable Beneficiary and (ii) each such organization must be described in
Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         SECTION 7.4 SETTLEMENT OF TRANSACTIONS. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

         SECTION 7.5 ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

         SECTION 7.6 NON-WAIVER. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.


                                  ARTICLE VIII
                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles of Incorporation, of any shares of outstanding stock. All rights and powers conferred by the Articles of Incorporation on stockholders, directors and officers are granted subject to this reservation. Subject to the rights of the holders of shares of Series A Preferred Stock set forth in Section 6.6, any amendment to the Articles of Incorporation shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 6.6 of the Articles of Incorporation shall be valid only if approved as provided therein.


                                   ARTICLE IX
                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                    ARTICLE X
            NON-APPLICABILITY OF MARYLAND GENERAL CORPORATION LAW TO
                    CERTAIN BUSINESS COMBINATIONS AND CONTROL
                               SHARE ACQUISITIONS

         The provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any business combination by the Bank and any present or future affiliates thereof. This Article X may be altered, repealed, in whole or in part, at any time, provided that such repeal shall not affect any business combinations that have been consummated or are subject to an existing agreement entered into prior to such alteration or repeal.

         The provisions of Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by the Bank and any present or future affiliates thereof of shares of stock of the Corporation. This Article X may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor article or bylaw, apply to any prior or subsequent control share acquisition.

         THIRD: The amendment to and restatement of the Articles of Incorporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the Articles of Incorporation.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Articles of Incorporation.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Articles of Incorporation.

         SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 10,000 shares, $.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $100.

         EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Articles of Incorporation is 8,000,000, consisting of 4,000,000 shares of Common Stock, $.01 par value per share, and 4,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $80,000.

         NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 1st day of October, 1997.


ATTEST:                                PEOPLE'S PREFERRED CAPITAL
                                       CORPORATION



/s/ J. Michael Holmes                  By: /s/ Rudolf P. Guenzel
---------------------------------          ---------------------------------
Secretary                                  President
















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